Exhibit 99.2

Jennifer Newstead to Join Emerson’s Board of Directors

ST. LOUIS – May 5, 2026 – Emerson (NYSE: EMR) today announced the election of Jennifer Newstead, Senior Vice President and General Counsel at Apple, to its Board of Directors, effective August 3, 2026. She will serve on the Compensation Committee and the Corporate Governance and Nominating Committee. With Newstead’s appointment, the Emerson Board will expand to 11 members.

With decades of experience spanning both the public and private sectors, Newstead brings comprehensive expertise in policy, corporate governance, government affairs, litigation and compliance to the Emerson Board. Newstead joined Apple’s executive team in 2026 as Senior Vice President and General Counsel, overseeing all legal matters. Prior to Apple, Newstead served as Chief Legal Officer and General Counsel at Meta for more than six years, and she held several senior roles across the U.S. government earlier in her career.

“Jennifer is a highly respected and accomplished leader with more than 30 years of legal and regulatory experience, which will be a strong complement to our best-in-class Board,” said James Turley, Chair of the Emerson Board of Directors. “The entire Emerson team is energized and aligned as we execute our differentiated value creation framework.”

“With the support of our Board, Emerson continues to accelerate innovation and advance our world-class industrial software portfolio,” said Lal Karsanbhai, President and Chief Executive Officer of Emerson. “As we work to advance our offerings across a diverse set of industries, Jennifer’s unique skillset and perspectives will be a valuable addition to the Board.”

“Emerson has built a strong track record as a leader in automation and industrial software, and I am honored to join the Board,” said Newstead. “Having spent my career at the intersection of law, policy and business, I look forward to contributing to Emerson’s strategy to transform global industries with the Company’s highly differentiated technology and market-leading solutions.”

About Jennifer Newstead

Jennifer Newstead is Senior Vice President and General Counsel at Apple, where she oversees all of the company’s legal matters, including corporate governance, intellectual property, litigation and securities compliance, global security and privacy. Prior to joining Apple in January 2026, she served as Chief Legal Officer at Meta, formerly Facebook, responsible for all global legal and corporate governance matters on behalf of the company. Prior to joining Meta in 2019, Newstead served in senior roles in the U.S. government, most recently as the Senate-confirmed legal adviser of the U.S. Department of State, where she advised on issues of domestic and international law affecting the conduct of U.S. foreign relations. She previously served as General Counsel of the White House Office of Management and Budget and as a Principal Deputy Assistant Attorney General at the U.S. Department of Justice.

In the private sector, Newstead spent 12 years as a partner at Davis Polk & Wardwell LLP, advising technology, media and financial services firms on litigation and regulatory matters. Newstead serves on the Board of Trustees at the National Constitution Center, is a member of the Executive Committee at the Association of General Counsel and serves on the Advisory Committee on International Law at the U.S. Department of State. She graduated magna cum laude from Harvard University, where she received her A.B., and received her J.D. from Yale Law School. Following law school, Newstead clerked for Justice Stephen Breyer of the United States Supreme Court and Judge Laurence Silberman of the U.S. Court of Appeals for the DC Circuit. She previously served as an adjunct professor of law at Georgetown University Law Center.

About Emerson

Emerson (NYSE: EMR) is a global automation leader delivering solutions for the most demanding technology challenges. Headquartered in St. Louis, Missouri, Emerson is engineering the autonomous future, enabling customers to optimize operations and accelerate innovation. For more information, visit Emerson.com.

Emerson uses our Investor Relations website, https://ir.emerson.com/, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD.

Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Contacts

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